Exhibit 10.13
AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this "Agreement") is entered into by and between Krispy Kreme Doughnut Corporation a North Carolina corporation ("Employer") and Matthew J. Spanjers, an individual resident of the state of North Carolina, along with his heirs, executors, administrators, successors, and assigns (collectively, "employee"). Employer and Employee (each of which is referred to herein as a Party and collectively as the Parties hereby agree as follows:
1.Transition Date; Last Day of Employment. January 10, 2025, will be the transition date (the "Transition Date"). Employee's last day of employment with Employer will be March 31, 2025 (the "Seperation Date"). The period from the Transition Date through the Seperation Date shall be referred to as the "Transition Period". During the Transition Period as requested by Employer, Employee agrees to continue to report to work, and use Employee's best efforts, skills and abilities to perform Employee's job duties and responsibilities. During the Transition Period, Employer shall continue to pay Employee's base salary at regular payroll intervals and, as applicable, continue to provide all current benefits to which Employee is be entitiled under the Employer's employee benefit plans, policies, and arrangements (paid or provided in accordance with and subject to the terms of such plans, policies, and arrangements).
Consideration. In consideration for Employee on or after the Transition Date signing and not within seven (7) days thereafter timely revoking acceptance of this Agreement, on or immediately after the Separation Date signing the Employment Termination Certificate attached as Exhibit A (the "Termination Certificate"), and complying with the Parties' agreed upon terms herein, Employer shall pay or provide Employee with (a) the gross amount of Eight Hundred Fifty Eight Thousand Two Hundred Seventeen and 00/100 Dollars (US$858,217.00), less lawful deductions (the "Severance") comprised of severance of US$800,000.00 and an amount of COBRA coverage totaling US$40,717.00; and (b) $17,500.00 in lieu of prepaid outplacement services at Right Management Career Transition Services from the date that Employee signs this Agreement for a total of six months after the Separation Date (the "Outplacement Services").

The Severance shall be paid to Employee within sixty (60) days following the date that the executed Termination Certificate has been received by Employer.
2.Stock, Stock Rights, and Nonqualified Deferred Compensation. Employee hereby acknowledges and agrees that, as of the Separation Date, Employee has outstanding Restricted Stock Unit awards (collectively, "RSUs"), pursuant to the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan, the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan, and Employee's underlying award agreements (the Employer and Employee hereby agrees:

a.Provided Employee stays actively employed with Employer through the Separation Date, Employee's unvested RSUs will vest on a pro rata basis taking into account days of service through the Separation Date as set forth in Exhibit B. Subject to approval by the Board of Directors of Krispy Kreme, Inc. ("Employer's Parent"), such awards shall be paid within sixty (60) days of the Separation Date.

b.Provided Employee stays actively employed with Employer through the Separation Date, Employee's unvested Performance-based RSUs ("PSUs") will vest on a pro rata basis taking into account days of service through the Separation date as set forth in Exhibit B. Subject to the approval by the Board of Directors of Krispy Kreme, Inc., such awards shall be paid within 60 days of the completion of the respective performance period for PSUs, based on attainment and certification of performance metrics by the Board of Directors of Krispy Kreme, Inc. as set forth in the respective award agreements.

c.Except as otherwise provided herein,

i.All of Employee's outstanding equity awards are subject to forfeiture upon the Separation Date under the terms of the various Award Documents;

ii.The Award Documents shall remain in full force and effect; and

iii.Nothing in this Agreement may be construed as affecting any shares of common stock in Employer's Parent that previously have vested or have been purchased by Employee.

3.No Consideration Absent Employee's Material Representations and Promises.
Employee understands and agrees that Employee would not receive the consideration specified in Paragraph 2 above, expect for Employee's execution and non-revocation during the seven (7) day revocation period set forth below of this Agreement and the fulfillment of the promises contained herein, including execution of the Asset Protection Agreement attached as Exhibit C.

4.General Release, Claims Not Released.

a.General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, Parent, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and its current and former employees, officers, directors, Members of the Board of Directors, and agents thereof, both individually and in their business capacities, and its employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, that Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Equal Pay Act of 1963;
•The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended;
•The Americans with Disabilities Act of 1990, as amended;
•The Age Discrimination in Employment Act of 1967 The Family & Medical Leave Act of 1993, as amended;
•The Fair Credit Reporting Act;
•The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended;
•The Sarbanes-Oxley Act of 2002;
•The Genetic Information Nondiscrimination Act of 2008;
•The Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA");
•Families First Coronavirus Response Act;
•The Pregnant Workers Fairness Act ("PWFA")
•Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
•Any public policy, contract, tort, or common law; or
•Any claim for costs, fees, or other expenses including attorney's fees incurred in these matters.

b.Claims Not Released. Employee is not waiving rights Employee may have benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statute; (iii) pursue claims which by law cannot be waived by signing this Agreement; and/or (iv) enforce this Agreement.
c.Governmental Agencies. Nothing in this Agreement or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, any federal agency responsible for workplace safety, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity. To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee's ability or right to seek or receive any monetary award or bounty from any such governmental entity in connection with protected "whistleblower" activity. Employee is also not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.

d.Collective/Class Action Waiver and Jury Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party. Similarly, as to any such claim against any Releasee that is not otherwise released, Employee waives Employee's right to a jury trial subject to applicable law.

5.Acknowledgments and Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.

Employee further affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer's policies, and common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.

Employee also affirms that all of the Employer's decisions regarding Employee's pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee further acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Agreement, except for those set forth in this Agreement.

6.Limited Disclosure and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee's spouse, tax advisor, financial advisor, an attorney with whom Employee chooses to consult regarding employee's consideration of this Agreement and/or to any federal, state, or local government agency.

Employee affirms that just prior to executing the Termination Certification on or after the Separation Date, Employee shall deliver to Employer:

• Employer's laptop and all other electronic equipment (including passwords to access such property) issued to Employee by Employer; and

•all of Employer's other property, confidential business information, and documents and information of any kind created, disseminated, promulgated, or otherwise belonging to Employer in Employee's custody or control, including any originals or copies of Employer's documents or materials (other than documents or materials involving Employee's benefit information), including electronic copies, whether or not such documents or materials were drafted by Employee or contain confidential or proprietary or non-public information.

Employee also affirms that Employee will retrieve all of Employee's property that Employee had at Employer's premises by the Separation Date and that Employer will not be in possession of any of the Employee's property after the Separation Date.

7.Non-Disparagement. Employee agrees not to disparage or make statements that are maliciously untrue about Employer in any manner whatsoever, including, their business practices, current, former, or future employees, officers, board members, finances, and/or the circumstances of Employee's separation from employment with Employer. Employer agrees to cause its corporate officers not to disparage or make statements that are maliciously untrue about Employee in any manner whatsoever. As used in this paragraph, "disparage" includes, any statements or postings on any social networking or other internet website including, but not limited to websites, blogs, and any and all social media sites such as (but not limited to) Facebook, TikTok, Twitter, Instagram, LinkedIn, Google Plus, YouTube, or any other similar site, as well as oral or written statements to any author or member of the traditional media and, as it as it relates to Employee, comments or statements to the press or any individual or entity that could adversely
8.Confidentiality and Post-Employment Obligations. Employee affirms that Employee has not divulged any proprietary or confidential information of Employer or Employer's Parent and will continue to maintain the confidentiality of such information consistent with Employer's policies and common law. Employee specifically acknowledges that as additional consideration for this Agreement, Employee expressly confirms and agrees to abide by the same.
9.Cooperation. Employee agrees to reasonably cooperate with Employer in regard to the transition of business matters handled by Employee during Employee's employment with Employer and/or in regard to any litigation brought by or against Employer in which Employee was involved or of which Employee has knowledge as a result of Employee's employment with Employer. Employer shall compensate Employee at a reasonable, market rate to be agreed upon by the Parties and Employer shall pay Employee's reasonable expenses in conjunction with Employee's undertakings in reference to this paragraph.
10.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of North Carolina without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, any Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
11.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
12.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by all Parties wherein specific reference is made to this Agreement.

13.Entire Agreement. Except for the Asset Protection Agreement, attached hereto as Exhibit C, which the Parties agree shall be executed contemporaneously herewith, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties, except for, as applicable, any arbitration, intellectual property, noncompete, restrictive covenant, non-solicitation, nondisclosure, or confidentiality agreements between Employer and Employee, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Agreement, except for those set forth in this Agreement.
EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY- ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE IS ALSO ADVISED TO CONSULT WITH AN ATTORNEY PROIR TO EMPLOYEE'S SIGNING OF THIS AGREEMENT.
EMPLOYEE MAY REVOKE ACCEPTANCE OF THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE ATTENTION OF LORI SUESS AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND

GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO MS. SUESS OR HER DESIGNEE, OR MAILED TO MS. SUESS C/O KRISPY KREME DOUGHNUT CORPORATION, 2116 HAWKINS STREET, CHARLOTTE, NORTH CAROLINA 28203, AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY    MANNER    THE    ORIGINAL    UP    TO    TWENTY-ONE    CALENDAR    DAY CONSIDERATION PERIOD.

EMPLOYEE ALSO ACKNOWLEGES RECEIVING A DISLCOSURE TO THIS AGREEMENT ATTACHED AS EXHIBIT D, LISTING THE AGES AND JOB TITLES OF EMPLOYEES SELECTED AND NOT SELECTED FOR TERMINATION IN CONNECTION WITH THE RELEVANT DECISIONAL UNIT OF EMPLOYEE.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the dates set forth below.

EMPLOYER    EMPLOYEE

KRISPY KREME DOUGHNUT
CORPORATION

By:    /s/ Terri Zandhuis /s/ Matthew J. Spanjers
Name: Terri Zandhuis        Matthew J. Spanjers
Title: Chief People Officer
Date: Date:

EXHIBIT A

EMPLOYMENT TERMINATION CERTIFICATE

THIS DOCUMENT SHALL NOT BE SIGNED PRIOR TO MARCH 31, 2025

I signed an Agreement and General Release with Krispy Kreme Doughnut Corporation on December 2024 (the "Agreement"). All capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement. I hereby acknowledge that:

1.A blank copy of this Employment Termination Certificate ("Certificate") was attached as Exhibit A to the Agreement when it was given to me for review.

2.I acknowledge that I would not be entitled to the consideration described in Paragraph 1 of the Release Agreement unless I sign this Certificate on or after March 31, 2025.
3.In exchange for the consideration described in Paragraph 1 of the Agreement, I hereby agree that this Certificate will be a part of the Agreement and that the general release of claims in Paragraph 4 of the Agreement is to be construed and applied as if I accepted it on the day I signed this Certificate. This extends my general release of claims under Paragraph 4 of the Agreement, which is hereby incorporated herein by reference, and which I have reviewed and accepted, to any claims that arose from the date I signed the Agreement, up to and including the date I signed this Certificate.
4.I hereby reaffirm as of the date I signed this Certificate my understanding of and commitment to all of my obligations as set forth in the Agreement. I reaffirm as true as of the date I signed this Certificate all of the Acknowledgments and Affirmations I made in Paragraph 5 of the Agreement as of the date I signed the Agreement.

Date:
Matthew J. Spanjers

EXHIBIT B

Pro-Rata Vesting

Grant Date	Award Type	Pro- Rata Number to be Vested	Prior Vesting Date	New Vesting Date	Vesting Conditions
4/1/2021	RSU	29,545	10/1/2025	3/31/2025	--
5/1/2021	RSU	24,369	5/1/2026	3/31/2025	--
4/4/2022	RSU	20,637	4/4/2027	3/31/2025	--
5/9/2023	RSU	9,345	5/9/2028	3/31/2025	--
6/1/2023	RSU	78,107	6/1/2026	3/31/2025	--
4/11/2024	RSU	4,850	4/11/2029	3/31/2025	--
1/2/2023	PSU	18,521	12/28/2025	12/28/2025	Attainment and certification of performance metrics set forth in award agreement
1/1/2024	PSU	10,367	1/3/2027	1/3/2027	Attainment and certification of performance metrics set forth in award agreement

EXHIBIT C - ASSET PROTECTION AGREEMENT

Krispy Kreme Doughnut Corporation ("Kripsy Kreme" or the "Company"), is engaged in the business of providing customer direct retail doughnuts and other similar baked goods ("Krispy Kreme Products") to consumers in the quick service restaurant process and retailers, including research, development, and marketing of the Krispy Kreme Products, throughout the United States ("Krispy Kreme's Business").
There is substantial competition between Krispy Kreme and other entities that develop, provide, market and sell products similar to Krispy Kreme's Business. In order for Krispy Kreme to maintain its competitive advantage in the industry, it is critical that Krispy Kreme and its employees protect the Confidential Information and Trade Secrets belonging to the Company.
As an Executive with Krispy Kreme, you have access to and have acquired knowledge of Krispy Kreme;s Confidential Information; Trade Secrets: Goodwill with Customers, vendors, suppliers, and co-workers; and other proprietary information (collectively, these will be called "Protectable Interests") related to Krispy Kreme's business which, if obtained by a competitor, could provide an unfair advantage over Krispy Kreme and potentially endanger the success of Krispy Kreme and its employees.
In recognition of the above, Krispy Kreme and Matthew J. Spanjers ("Executive") enter into this Asset Protection Agreement ("Agreement") as of the date below, and agree to be bound by all of the terms and covenants set forth below:

1.Business Asset Protection Obligations Krispy Kreme's Business is highly competitive. Executive agrees that due to Executive's position with Krispy Kreme and the nature of Executive's work, engaging in certain activity that compete's with Krispy Kreme's Business will cause Krispy Kreme great and irreparable harm. Executive agrees that Executive's work for Krispy Kreme has provided Executive access to and/or knowledge of Krispy Kreme's goodwill with Customers, vendors, suppliers, and co-workers and many of Krispy Kreme's Trade Secrets, Confidential Information, and other Protectable Interests. Accordingly, Executive agrees to abide by the below obligations ("Asset Protection Obligations"). Executive further agrees that the Asset Protection Obligations in this agreement are reasonable and necessary to protect Krispy Kreme's legitimate business interests in its Trade Secrets, Confidential Information, other proprietary information, and Customer relationships.
(a)Definitions. The following definitions shall apply:
i.Confidential Information means information and the compilation of information related to the operation of Krispy Kreme that in its raw or compiled form derives actual or potential economic value to Krispy Kreme from not being generally known to or readily available or ascertainable by other persons or entities. Assuming the foregoing criteria are met and none of the below exclusions apply, Confidential Information includes, but is not limited to information containing or concerning business strategies, processes and techniques, technologies, proprietary equipment, current or prospective customers and clients,

Data or information of Customers, suppliers, vendors, other third parties, or employees that Krispy Kreme is prohibited by law, contract, or otherwise from disclosing, suppliers and vendors, revenue and sales, operating costs, financial or accounting data, pricing practices, contracts, current or proposed products and services, recipes, manufacturing processes, operational plans, marketing, Inventions, Materials, designs, software, personnel, and all other information that belongs to or relates to the Company and its business that is essential to the protection of the goodwill of the Company and to the maintenance of their competitive position in the industry and that, the disclosure or improper use of which would be detrimental to the Company.

Confidential Information may be oral, written or any other format, and may be generated by the Executive or any other source which otherwise has come or will come into the Executive's possession or knowledge.
Confidential Information does not include information that (i) is widely disclosed to the public in published form through no act or fault of Executive, or (ii) is generally available concerning general principles of business operations.
ii.Customer. "Customer" is any person or entity for whom/which Krispy Kreme has provided or does provide products or services in a repeatable fashion in connection with Krispy Kreme's Business or whom/which Krispy Kreme has solicited for repeatable business in connection with Krispy Kreme's Business, including any person or entity responsible for referring business to Krispy Kreme.

iii.Material Business Contact. "Material Business Contact" means contact that is designed to establish or strengthen a business relationship of goodwill. It also includes instances where Executive may not have direct contact with the Customer, vendor, or co-worker, but Executive reviews or creates Confidential Information or Trade Secret information about the Customer, vendor, or co-worker for the purposes of enhancing or growing Krispy Kreme's business or goodwill with the same.
iv.Restricted Activities. The term "Restricted Activities" means engaging in business activities on behalf of Executives self or another person or entity, which are competitive with Krispy Kreme's business.
v.Restricted Area. The term "Restricted Area" means: (1) the continental United States of America; or to the extent that this territory is deemed overbroad,(2) such lesser territory specified below.
Executive agrees that the continental United States is a reasonable geographic area restrictions because the Executive's job responsibilities encompass the United States, and the Executive will receive and will be responsible for Confidential

Information pertaining to Krispy Kreme's Business throughout the United States. Executive and Krispy Kreme expressly agree that the proper point in time to determine and define the precise scope of this covenant for enforcement purposes is the Separation Date as defined herein.
In the event it is determined by judicial action that any portion of the above defined Restricted Area is unenforceable, the geographic scope of the restriction shall be reduced and limited to any/all of the following as a court of competent jurisdiction shall deem reasonable and enforceable:
each of the states of the United States of America to which Executive was assigned or for which Executive had responsibility in the two years prior to the Separation Date;
any geographic territory in which or to which Executive: (1) performed work on behalf of Krispy Kreme during the two years prior to the Separation Date, (2) was assigned during the two years prior to the Separation Date, or (3) had Material Business Contact with Krispy Kreme's Customers during the two years prior to the Separation Date.
any geographic territory in which or to which any Krispy Kreme employee who reports directly to Executive: (1) performed work on behalf of Krispy Kreme during the two years prior to the Separation Date, (2) was assigned during the two years prior to the Separation Date, or (3) had Material Business Contact with Krispy Kreme's Customers during the two years prior to the Separation Date.
vi."Separation Date" shall mean the effective date of the voluntary or involuntary separation of Executive's employment with Krispy Kreme (or its successor or assign), regardless of the reason for separation, whether with or without cause, or whether with or without notice.
vii.Trade Secret has the same meaning as "Trade Secret" under any applicable common law or statute intended to protect against the unauthorized acquisition, disclosure or use of a trade secret including, but not limited to, the North Carolina Trade Secrets Act and the Federal Defend Trade Secrets Act. Information that does not meet the definition of Trade Secret shall nevertheless be considered Confidential Information to the extent it is within the definition of Confidential Information under this Agreement.

(b)Protection of Trade Secrets and Confidential Information. Executive agrees that for so long as the pertinent information or documentation belonging to Krispy Kreme remains a Trade Secret or Confidential Information, Executive will not misappropriate, use, disclose, or disseminate to any other person, organization, or entity or otherwise make use of any Krispy Kreme Trade Secret(s) or Confidential Information except for the sole and exclusive benefit of Krispy Kreme. To the extent that any applicable state law limits the duration of protection on information designated as Confidential Information, the parties agree that the duration of the restrictions set forth in this paragraph shall be the maximum duration permitted under applicable state law.
Executive further agrees not to serve as a consultant or become retained or employed Trade Secrets, Confidential Information, or other Protectable Interests without the prior written consent of Krispy Kreme's General Counsel or his/her designee. Notwithstanding the above, if a court or other legal body having appropriate jurisdiction orders Executive to testify or otherwise participate in legal proceedings, and that order is not subject to appeal or other form of review, this Agreement shall not prevent Executive from complying with such an order. Before doing so, however, Executive shall provide written notice to and consult with Krispy Kreme.

Notwithstanding the above, Executive understands that the provisions of this Agreement do not prohibit or restrict Executive (or his/her attorney) from initiating communications directly with, responding to any inquiry from, or providing testimony before any self-regulatory organization or state or federal regulatory authority. Nothing in this Agreement requires Executive to contact Krispy Kreme regarding the subject matter of any such communications before engaging in such communications.
DTSA Notice. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made to Executive's attorney in relation to a lawsuit for retaliation of Executive for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. ("Protected Reporting")
(c)Non-Disclosure of Third-Party Information. Executive understands that Krispy Kreme may receive from third parties confidential or proprietary information ("Third- Party Information") subject to a duty on the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive's service as an employee of Krispy Kreme and thereafter, Executive agrees to hold Third-Party Information in the strictest confidence and not to disclose to such information to anyone (other than employees and consultants of the Company who need to know such information in connection with their work for the Company) or to use such information, except in connection with Executive's work for the Company, unless expressly authorized in writing by a member of management with authority to approve any such use or disclosure.

(d)Non-Solicitation of Krispy Kreme Employees For one (1) year after the Separation Date (i) Executive will not solicit or induce, or attempt to solicit or induce, any Employee(s) or Consultant(s) of Krispy Kreme to perform any work competitive with Krispy Kreme's Business; (ii) Executive will not seek to influence any Employee(s) or Consultant(s)) Executive had a Material Business Contact with to leave his/her employment with Krispy Kreme or discontinue providing service to Krispy Kreme, where for such person to do so may cause a violation of any obligation (contractual or otherwise) such person owes to Krispy Kreme; (iii) Executive will not employ any Employee to work in any capacity that would be competitive to Krispy Kreme's Business if Executive had Material Business Contact with the Employee; and (iv) Executive will not solicit or hire any Employee Employee has any kind of restrictive covenant with Krispy Kreme that extends Material Business Contact with or concerning the Employee. For purposes of this section: the term "Employee" shall mean any person employed by Krispy Kreme at the time of the solicitation or hire or within the three (3) months immediately preceding the solicitation or hire; or the term "Consultant" shall mean any person who is engaged with Krispy Kreme as a consultant at the time of the solicitation or engagement or within the three (3) months immediately preceding the solicitation or engagement.
(e)Non-Solicitation of Customers. For one (1) year after the Separation Date, Executive will not solicit, divert, or appropriate, or attempt to solicit, divert or appropriate, any Customer for the purposes of providing products or services to such Customer that are competitive with Krispy Kreme's Business, on behalf of Executive or any business, entity, or individual which is engaged in Restricted Activities within the Restricted Area. Following the Separation Date, this restriction applies only to: (i) Customers with whom/which Executive has had Material Business Contact during the two (2) years preceding the Separation Date;(ii) Customers with whom another Krispy Kreme employee over whom Executive had supervisory authority had Material Business Contact during the two (2) years preceding the Separation Date; or (iii) Customers about whom Employee had access to confidential information.
2.Intellectual Property. With respect to all inventions, innovations, improvements, processes, products, designs, samples, original works of authorship, formulas, compositions of matter, trade secrets, product ideas, new products, discoveries, methods, software, hardware, domain names or proposed domain names, any trade names, trademarks, or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the Inventions made, authored, and conceived by Executive, individually or jointly, (i) during Executive's employment with Krispy Kreme, regardless of whether during normal working hours or whether at

Krispy Kreme's premises; or (ii) within one (1) year after the Separation Date, Executive will:
(i)Promptly and fully disclose and describe such Inventions in writing to Krispy Kreme;
(ii)Assign (and Executive does hereby assign) to Krispy Kreme all of Executive's rights to such Inventions, and to applications for letters patent, copyright registrations, and/or mask work registrations in all countries, and
(iii)to letters patent, copyright registrations, and/or mask work registrations granted upon such Inventions in all countries; and
(iv)Acknowledge and deliver promptly to Krispy Kreme (without charge to Krispy Kreme but at Krispy Kreme's expense) such written instruments, and do such other acts as may be necessary in Krispy Kreme's opinion, to preserve property rights against forfeiture, abandonment, or loss, and to obtain, defend, and maintain letters patent, copyright registrations, and/or mask work registrations, and to vest the entire right and title thereto in Krispy Kreme.

Executive further agrees to disclose in writing to Krispy Kreme any Inventions disclosed to Executive by any other Krispy Kreme employee during Executive's employment with Krispy Kreme.
This Inventions Assignment Covenant does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of Krispy Kreme was used and which was developed entirely on Executive's own time, and
(1) which does not relate (a) directly to Krispy Kreme's Business or (b) to Krispy Kreme's actual or demonstrably anticipated research or development, or
(2) which does not result from any work performed by Executive for Krispy Kreme.
Executive acknowledges and agrees that any copyrightable works prepared by the Executive within the scope of the Executive's employment are "works for hire" under the Copyright Act and that the Company or its designee will be considered the author and owner of such copyrightable works.
In addition to the foregoing assignment of Inventions to the Company, the Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights in any Invention; any and all "Moral Rights" (as defined below) that the Executive may have in or with respect to any Invention.

The Executive also hereby forever waives and agrees never to assert any and all Moral Rights that the Executive may have in or with respect to any Invention, even after termination of the Executive's work on behalf of the Company. "Moral Rights" means any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

Executive agrees to assist the Company in every proper way to obtain for the Company or its designee and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protections for the Company's Inventions and all of the Materials in any and all countries. The Executive will execute any documents that the Company or its designee may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.
The Executive's obligations under this section will continue beyond the separation of Executive's employment with the Company for any reason, provided that the Company will compensate the Executive at a reasonable rate after such separation for time or expenses actually spent by Executive at the Comapny's request on such assistance. The Executive appoints the General Counsel of the Company as Executive's agent and attorney-in- fact, with full power of substitution, to execute documents on the Executive's behalf for this purpose, this power and agency being coupled with an interest and being irrevocable.
3.Ownership of Krispy Kreme's Trade Secrets, Confidential Information, Protectable Interests and Other Property. Upon Executive's Separation Date, or at any time Krispy Kreme requests, Executive agrees to return all Krispy Kreme Trade Secrets, Confidential Information, or Protectable Interests in Executive's possession or over which Executive exercises control, regardless of who created or prepared the Trade Secrets, Confidential Information or Protectable Interests.
Furthermore, for any equipment or devices owned by Executive on which Krispy Kreme Trade Secrets, Confidential Information or Protectable Interests are stored or accessible, Executive shall, immediately upon or prior to separation from employment, delete all data in his possession and notify Krispy Kreme - in writing - that all data in his possession was deleted.
4.Notification of Future Employers. Regardless of the terms of Executive's separation, Executive hereby gives Krispy Kreme permission to contact and advise all of his/her prospective or actual employers of the Asset Protection Obligations Executive has to Krispy Kreme. During the time period when Executive is subject to the post-employment Asset Protection Obligations described in this Agreement, Executive will disclose the terms of this Agreement to any prospective employer prior to accepting such employment.

5.Acknowledgment. Executive acknowledges that he/she has been given the opportunity to review this Agreement and has read and understands all the provisions hereof. Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary for the protection of the goodwill, business, and relationships of Krispy Kreme and that Krispy Kreme will suffer irreparable injury if Executive engages in conduct prohibited hereby. Executive further represents to Krispy Kreme that observance of the restrictions set forth above will not cause him/her any undue hardship or unreasonably interfere with his/her ability to earn a livelihood.
6.Survival. This Agreement and the obligations and restrictions set forth herein shall survive the Separation Date, unless superseded by a new agreement.
7.Relief, Remedies, Enforcement, and Attorneys' Fees. Executive acknowledges and agrees that a breach of any provision of this Agreement by Executive will cause serious and irreparable damage to Krispy Kreme that will be difficult to quantify and for which a remedy at law for monetary damages alone will not be adequate. Accordingly, Executive agrees that if Krispy Kreme should bring an action to enforce its rights under this Agreement and Krispy Kreme establishes that Executive has breached or threatened to breach any of his/her obligations under this Agreement, Krispy Kreme shall be entitled to injunctive relief without the requirement that Krispy Kreme post bond, to the extent allowed by law. Executive specifically waives any assertion that there is an adequate remedy at law for any such breach of this Agreement. Executive further agrees that an injunction enforcing the Asset Protection Obligations provisions of this Agreement should continue for the duration of the applicable covenant period, commencing from the date conduct violative of the covenant(s) ceases. Nothing in this Agreement shall be construed to prohibit Krispy Kreme from pursuing any legal or equitable remedy available to Krispy Kreme as a result of Executive's breach of this agreement. Executive specifically agrees that Krispy Kreme shall be entitled, to the extent allowed by applicable law, to recover all costs and expenses (including reasonable attorneys' fees) Krispy Kreme incurs in any legal action in which Krispy Kreme seeks to and does enforce any provision of this Agreement or defends against Executive's claim in a declaratory judgment action that all or part of this Agreement is unenforceable.
8.Waiver of Breach. Waiver by Krispy Kreme of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of Krispy Kreme to enforce at any time or for any period of time, one or more of the terms or conditions of this Agreement shall not constitute a waiver of any such terms or conditions or the right of Krispy Kreme to enforce each and every term of this Agreement.
9.Binding Effect. This Agreement shall be binding upon Executive, Executive's heirs, executors and administrators, and upon Krispy Kreme, and its successors and assigns, and shall inure to the benefit of Krispy Kreme, and its successors and assigns. This Agreement may not be assigned by Executive. This Agreement may be enforced by Krispy Kreme's successors and assigns. Executive's obligations under this Agreement shall survive any changes made in the future to the employment terms of Executive, including but not limited to changes in salary, benefits, bonus plans, job title and job responsibilities.

10.Severability and Reformation. Each paragraph, clause, subclause and provision of this Agreement shall be severable from each other and, if for any reason, any paragraph, clause, subclause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other paragraph, clause, subclause or provision of this Agreement. It is intended by Executive and Krispy Kreme that any paragraph, clause, subclause or provision which is invalid or unenforceable as written be valid and enforceable to the fullest extent possible. In the event that a court of competent jurisdiction would otherwise hold any paragraph, clause, subclause or provision hereof unenforceable for any reason, it is the express intention and desire of Krispy Kreme and Executive that the court modify and reform said paragraph, clause, subclause or provision so as to render it enforceable to the maximum extent deemed reasonable by the court. If, for any reason, a court of competent jurisdiction cannot modify an offending paragraph, clause, subclause or provision to be made valid or enforceable (or if the court is restricted by applicable law from performing such modification), then it shall sever the offending paragraph, clause, subclause or provision (or portion thereof) from this Agreement, and all remaining paragraphs, clauses, subclauses and provisions shall remain enforceable.
11.Modification. This Agreement embodies the entire agreement and understanding between the parties with regard to the subject matter of this Agreement, is binding upon and inures to the benefit of the parties and supersedes any and all prior agreements or understandings between the Company and Executive regarding its subject matter. This Agreement shall also supersede and replace any unwritten agreement between the parties relating generally to the same subject matter. Except as provided for herein with regard to judicial reformation, no change or modification to any of the terms of this Agreement shall be valid or binding unless the same is in writing and signed by the party against whom such change or modification is sought to be enforced.
12.Headings. The headings in this Agreement are for the convenience of the parties only. The content of the paragraphs is controlling, regardless of the heading.
13.Jurisdiction. This Agreement shall be governed and construed under North Carolina law regardless of where it is entered into or performed. Executive expressly consents to the personal jurisdiction of the state and federal courts in Charlotte, North Carolina for all such disputes, and Executive waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court.
EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO HAVE HIS/HER ATTORNEY REVIEW THIS AGREEMENT PRIOR TO ITS EXECUTION. EXECUTIVE AGREES THAT HE/SHE HAS CONSULTED WITH AN ATTORNEY OR HAS DECIDED NOT TO DO SO, HAS BEEN GIVEN AMPLE TIME TO REVIEW THIS AGREEMENT, AND ACKNOWLEDGE THAT HE/SHE HAS READ AND AGREES TO THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.
Hereby acknowledged and agreed to:

EMPLOYER    EMPLOYEE

KRISPY KREME DOUGHNUT
CORPORATION

By: /s/ Terri Zandhuis      /s/ Matthew J. Spanjers
Name: Terri Zandhuis        Matthew J. Spanjers
Title: Chief People Officer
Date: Date: